UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Globus Maritime Limited

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	66-0757368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece	166 74
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Item 1.	Description of Registrant’s Securities to be Registered

Reference is hereby made to the registration statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-34985) on August 3, 2023 (the “Original Form 8-A”), by Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and to the amendment no. 1 to the registration statement on Form 8-A filed on January 30, 2025 (“Form 8-A Amendment”).

This description amends the Original Form 8-A and the Form 8-A Amendment relating to the preferred stock purchase rights (the “Rights”) issued pursuant to the Shareholders Rights Agreement, dated as of August 3, 2023, as amended from time to time, between the Company and the Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) (as amended by that certain Amendment No. 1 to the Shareholders Rights Agreement dated January 30, 2025, the “Rights Agreement”).

On July 22, 2026, the Company and the Rights Agent under the Rights Agreement, entered into Amendment No. 2 to the Shareholders Rights Agreement (“Amendment No. 2”). Amendment No. 2 amends the Rights Agreement (i) to extend the expiration date of the Rights from the close of business on August 3, 2026 to the close of business on August 3, 2028 and (ii) to increase the exercise price for each one one-thousandth of a preferred share issuable pursuant to the exercise of a Right from $5.00 to $10.00.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 2, a copy of which is filed as Exhibit 4.3 and incorporated by reference herein, and to Exhibits 3.1, 3.2, 4.1 and 4.2, which are incorporated by reference herein.

ITEM 2.	EXHIBITS

3.1	Statement of Designation of Rights, Preferences and Privileges of Series C Participating Preferred Shares of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

3.2	Specimen Common Share Certificate (incorporated by reference to Exhibit 3.2 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

4.1	Shareholders Rights Agreement, dated as of August 3, 2023, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

4.2	Amendment No. 1 to the Shareholders Rights Agreement, dated as of January 30, 2025, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on January 30, 2025).

4.3	Amendment No. 2 to the Shareholders Rights Agreement, dated as of July 22, 2026, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on July 22, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GLOBUS MARITIME LIMITED
Date: July 22, 2026
	By:	/s/ Athanasios Feidakis
	Name:	Athanasios Feidakis
	Title:	President, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Statement of Designation of Rights, Preferences and Privileges of Series C Participating Preferred Shares of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

3.2	Specimen Common Share Certificate (incorporated by reference to Exhibit 3.2 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

4.1	Shareholders Rights Agreement, dated as of August 3, 2023, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on August 3, 2023).

4.2	Amendment No. 1 to the Shareholders Rights Agreement, dated as of January 30, 2025, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on January 30, 2025).

4.3	Amendment No. 2 to the Shareholders Rights Agreement, dated as of July 22, 2026, by and between Globus Maritime Limited and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on July 22, 2026).